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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE      Media Contact:  Jeanne Berkowitz/Krista Lambly
                                           Fischer & Partners, Inc.
                                           310/577-7870, ext. 164/125
                                           jberkowitz@fischerhealth.com
                                           klambly@fischerhealth.com

                        Investor Contact:  Terence Griffin
                                           Chief Financial Officer
                                           (408) 232-0710

                 SYMPHONIX DEVICES PRIVATE PLACEMENT INVESTORS
                          EXERCISE RE-PRICING OPTION

SAN JOSE, Calif. (July 2, 2001) -- Symphonix Devices, Inc. (NASDAQ:SMPX) announced today that investors from the November 10, 2000 private placement financing have exercised their right to a one-time adjustment to the purchase price under the terms of the agreement. The terms of the agreement allowed the investors a one-time price adjustment during the two-year period following the date of the financing. The effect of this price adjustment is to increase the number of shares of common stock issued to the investors in the private placement financing from 6.4 million to 20.7 million, at no additional cost to the investors. As a result, the shares of common stock outstanding will increase from approximately 21.0 million shares to approximately 35.4 million shares, and the investors will own approximately 58% of the outstanding shares of the Company's common stock.

     "We are pleased that all the investors, led by Patricof & Co. and J.P. Morgan Partners have made this election," said Kirk Davis, president and chief executive officer of Symphonix. "We believe that, with the reset provision exercised, our stock will be free of any perceived encumbrances."

About Symphonix

     Founded in 1994, Symphonix Devices, Inc. is a hearing technology company dedicated to developing a family of products to improve communication ability and quality of life for the millions of hearing-impaired people limited by current hearing solutions.

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     Symphonix' Vibrant Soundbridge is a surgical implant designed to work with the natural structures of the middle ear to enhance hearing and communication ability for people with hearing impairment. The device can be implanted during a short, outpatient surgical procedure. More information about Symphonix can be found at http://www.symphonix.com or by calling (800) 833-7733.

     Statements made in the press release regarding the future performance of our common stock are "forward looking statements" and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. Such risks and uncertainties include, but are not limited to, the Company's products failing to achieve widespread market acceptance. Further information on potential factors that could affect the Company's financial results is included in the Company's Form 10-K for the 2000 fiscal year filed with the Securities and Exchange Commission.


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Symphonix and Vibrant are registered trademarks of Symphonix Devices, Inc.
Soundbridge is a trademark of Symphonix Devices, Inc.